Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks of Investor Conference Call
for the Quarter Ended December 31, 2018

February 6, 2019

So-Yeon Jeong (Moderator)

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2019 second quarter results.  This is So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO.  I would like to take this time to welcome Stephen Chang who is joining us on today’s call as a speaker. Stephen is the senior VP of Marketing, and he has been with the Company since 2004.

Yifan will begin the call with the review of financial results for the quarter.  Then, Mike will review the business highlights, followed by Stephen who will provide a detailed segment report. After that, Yifan will follow up with the guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by business wire today, February 6, 2019, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make certain forward-looking statements, including discussions of business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the second fiscal quarter financial results.

Yifan Liang (Chief Financial Officer)

Thank you, So-Yeon.  Good afternoon and thank you for joining us.

Revenue for the December quarter was $114.9 million, essentially flat when compared to the prior quarter and up 10.6% from the same quarter last year.  We performed well on the top line and overcame market challenges as a result of growing momentum in our higher-value new products.

In terms of product mix, MOSFET revenue was $93.3 million, up 1.1% sequentially and up 9.6% year-over-year.  Power IC revenue was $19.4 million, flat from the prior quarter and up 23.0% from a year ago.  Assembly service revenue was $2.2 million as compared to $3.4 million for the prior quarter and $3.0 million for the same quarter last year.

Regarding the segment mix, Computing segment represented 48.5% of the total revenue, Consumer 16.2%, Power Supply and Industrial 19.4%, Communications 13.8%, Service 2.0%, and others 0.1%.

Non-GAAP gross margin for the December quarter was 29.2%, as compared to 29.7% in the prior quarter and 27.4% for the same quarter last year.  The sequential decrease of 50 basis points in non-GAAP gross margin was primarily impacted by the fluctuation of production and operation expenses.  Non-GAAP gross margin excluded $0.5 million of share-based compensation charge for the December quarter, as compared to $0.5 million for the prior quarter and $0.4 million for the same quarter last year.  Non-GAAP gross margin also excluded $3.5 million of production ramp-up costs related to the Chongqing Joint Venture for the December quarter, as compared to $1.1 million for the prior quarter.

Non-GAAP operating expenses were $25.1 million, compared to $24.5 million for the prior quarter and $21.3 million for the same quarter last year.  Non-GAAP operating expenses excluded $3.9 million of share-based compensation charge, as compared to $2.6 million in the prior quarter and $3.6 million for the same quarter last year.   Non-GAAP operating expenses also excluded $3.7 million of pre-production expenses related to our Chongqing Joint Venture, as compared to $4.6 million in the prior quarter and $0 for the same quarter last year.  Both GAAP and Non-GAAP operating expenses included $3.1 million of digital power controller team expenses for the quarter, as compared to $2.7 million for the prior quarter and $0.4 million for the same quarter last year.  Our digital power controller team continues to work with customers in product designs and is making steady progress toward our product roadmap.

Income tax expense was $0.7 million for the quarter as compared to $0.6 million for the prior quarter, and a tax benefit of $2.1 million for the same quarter last year due to a one-time tax benefit of $2.7 million as a result of the U.S. tax reform.

Non-GAAP EPS attributable to AOS for the quarter was 30 cents per share as compared to 36 cents per share for the prior quarter and 32 cents per share for the same quarter last year.

AOS continued to generate positive operating cash flow. In the December quarter, we generated $22.1 million operating cash flow attributable to AOS, as compared to $18.4 million for the prior quarter, and $12.2 million for the same quarter last year.  The $22.1 million operating cash flow included $5.0 million customer deposit for securing more future shipment from us. Cash flow used in operations attributable to our Chongqing Joint Venture was $9.1 million for the December quarter, compared to $0.4 million for the prior quarter and $2.6 million for the same quarter last year.

EBITDAS for the December quarter was $13.5 million compared to $15.4 million for the prior quarter and $16.0 million for the same quarter last year.

Moving on to the balance sheet.

We completed the December quarter with cash and cash equivalent balance of $146.6 million, including $53.0 million cash balance at our Chongqing Joint Venture (“JV Company”), as compared to $113.2 million at the end of last quarter, which included $32.0 million cash balance at the JV Company.  Our cash balance a year ago was $146.2 million, including $57.1 million at the JV Company.

During the quarter, our JV Company borrowed a working capital loan of approximately $14.5 million against future value-added tax refunds.  In addition, our joint venture partners contributed additional $24.0 million cash to the JV Company at the end of December 2018, which changed AOS ownership back to 51% and the joint venture partners’ ownership to 49%.

Net trade receivables were $33.9 million, as compared to $37.1 million at the end of last quarter and $24.3 million for the same quarter last year.  Day Sales Outstanding for the quarter was 23 days, compared to 27 days in the prior quarter.

Net inventory was $103.0 million at the quarter-end, up from $98.0 million last quarter and from $85.7 million in the prior year.  The inventory increase was primarily occurred at the JV Company as we are ramping up mass production of assembly and test and preparing inventories for the 12” fab.  Average days in inventory were 106 days for the quarter as compared to 103 days in the prior quarter.

Net Property, Plant and Equipment balance was $380.8 million, as compared to $368.5 million last quarter and $193.3 million last year.  Capital expenditures were $16.5 million for the quarter, including $8.5 million from the JV Company and $8.0 million from AOS.

Before I turn the call over to Mike, I’d like to say a few words on the update of our Chongqing Joint Venture.  We are pleased that both the assembly and test production ramp and 12” fab trial production were on track during the December quarter. We will continue to ramp up our assembly and test production during the March quarter to reach our targeted production level in the June quarter.  We expect to start the product sampling and customer qualification process with our 12” fab in the March 2019 quarter.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer)

Our solid December quarter results demonstrate the business momentum we continue to build.  The year-over-year revenue increase of 10.6% represents the twelfth consecutive quarter of growth.  Furthermore, we generated healthy operating cash flow, which is funding our key growth initiatives.

The soft markets that we had discussed last quarter, namely home appliances and smartphone applications in China, further weakened during the December quarter.  The weakness deteriorated in the March quarter as the high-end smartphone business conditions have changed recently. Our smartphone customers are reducing their inventories, which has led us to adjust our production plan accordingly. In addition, trade tensions are adding more headwind in the near term.

However, we are navigating these business environment challenges by our growing momentum in higher-value new products.  During the December quarter, we won key strategic customers in home appliances and smartphone applications, further expanded our market share in Computing, and increased share of BOM in high-end tablets.  Even after the adjustment, our demand is still ahead of capacity.  The Oregon fab ran at full capacity, and we look forward to ramping the Chongqing Joint Venture so we can better fulfill the demand.

Investors often ask us why we are winning and why customers like to work with AOS. Let me take a few minutes to highlight and reiterate our core competencies and the customer support philosophy that are transforming AOS into a preferred supplier in key markets.

Our core differentiator versus larger competitors is our highly effective R&D capability.  True, we have over 1,800 granted and pending worldwide patents, but our ability extends far beyond that.  We now have the critical building blocks of discretes, IC design, advanced packaging and silicon processing technology, enabling us to serve our customers with the best products in a wide range of applications.  We can deliver total solution components in many forms: MOSFETs, IGBTs and Power ICs.  Beyond the components, we are also addressing customers’ challenges through our deep system-level application know-how, thereby improving the efficiency of our customers’ overall systems.

What sets us further apart is that we are nimble, agile, and eager. We go out of our way to make our customers’ products better.  That can involve working with them in the design process to speed development, creating a spec that’s more efficient, delivering supplies in critical times, or simply being pleasant to work with.  We always try to offer something above and beyond the ordinary, so that our customers see the significant value we bring to their businesses.

The combination of our technology competencies and customer support philosophy is one of the key traits that underpin our growth. I believe that the same trait will help us better endure current headwinds and manage the challenging times. This is a winning strategy across all phases of the cycle.

In summary, sound strategy and solid execution have enabled us to deliver healthy financial results, as well as build the foundation for the future with new customers and design programs.  We are further encouraged by the solid business pipeline driven by our proprietary solutions.  We remain focused on delivering on our multidimensional growth initiatives against the near-term market challenges while relentlessly pushing ahead with our long-term business plans.

This concludes my prepared remarks.

As our business evolves in line with the fast-changing market, we think it is helpful to share with you first-hand insight from our Marketing department with a more direct and comprehensive segment update.  Stephen has his finger on the pulse of fast paced market dynamics and customer requirements. With that, I will turn the call over to Stephen for the segment report.

Stephen Chang (Senior VP of Marketing)

Thank you, Mike, and good afternoon!  It's my pleasure to be on the call today to give you an update on our results across the major market segments.

Let me start with Computing. It represented 48.5% of total revenue in the December quarter. We posted a 10.8% sequential increase and a 26.0% growth year-over-year. We continued to grow our Computing business by expanding our BOM content in various computing applications.  Our high-value DrMOS Power IC products continued to gain market share into the Vcore application. We achieved major design wins in the latest graphics card platform and further diversified our business into the Add-In-Card market.  In addition, we expanded our footprint at our new global brand OEM to their tablet application.  We began to ship parts for these high-end tablets during the December quarter.

Please note that this particular tablet battery protection business was originally tied to the same customer name in our Communication segment when we gave guidance last quarter.  To better align our product categories with our business segments, we separated this new tablet business and moved it from the Communication segment to the Computing segment.

The CPU shortage in 2018 did not have a major impact on our business because processors were prioritized to support higher value big core systems. The shortage is expected to affect more PC applications in the March quarter, but it is expected to be resolved in the June quarter. Accordingly, we are adjusting our forecast of Computing business marginally down for the March quarter.

Now let’s discuss the Consumer segment, which was 16.2% of total revenue.  As expected, this segment declined 12.7% sequentially and 12.0% year-over-year.  The declines were due to seasonality in TV and weakness in Chinese home appliance markets. Despite the appliance weakness, our IGBT line continued to gain traction in design activities, drawing on the strength of our optimized devices that increase power efficiency in motor applications. IGBT grew more than 40% in calendar year 2018 and is on track for a similar increase in calendar year 2019. During the December quarter, we gained market share in refrigerator applications and won new customers in the Chinese home appliance market.  For TV applications, we secured design wins in premium TVs, which represent significantly higher BOM content for us. We are now ramping these TV products in the March quarter.  In this context, we allocated more capacity and expect healthy growth in the Consumer segment for the March quarter.

Next, let’s turn to the Power Supply and Industrial Segment. This segment was 19.4% of total revenue, up 2.1% sequentially and up 6.7% year-over-year. We see continued favorable momentum in our high-performance medium voltage product line. Quick charger and USB PD charger applications are moving to even higher power levels by increasing voltage and current.  This trend requires more efficient MOSFETs, thereby commanding higher selling prices while leaving fewer players in the market.  We believe we are well positioned to benefit from this trend and encouraged by the ongoing share gains of our medium voltage products.  Even with near-term softening in the smartphone market, we expect our quick charger business to expand in calendar year 2019. In accordance with our product mix management activity, we expect to see a slight decrease in this segment sequentially in the March quarter.

Finally, let’s discuss the Communications segment, which was 13.8% of revenue in the December quarter.   Segment revenue dropped 11.0% sequentially and increased 9.4% year-over-year. Keep in mind that the new tablet battery protection business was moved into Computing segment, which impacted growth rates.  Without it, the December revenue came in line with our expectation. The weakness in global smartphone market is further deteriorating as smartphone makers are adjusting their inventories. During the December quarter, we partially offset the overall slowdown in Chinese smartphone demand with the ramp of production for the new global customer that we added in the September quarter. We also won an additional global smartphone OEM in the December quarter, which will gradually ramp in the March quarter.

In parallel, we secured multiple design wins in enterprise telecom equipment for 5G. Our medium voltage products are specifically designed to deliver robust performance in telecom base stations.  We did not participate actively in the past 4G deployment, so we are very excited about the new opportunities ahead of us as the industry moves forward with the 5G ramp.

Demand for our telecom equipment products should grow in the March quarter, thus partially offsetting the smartphone headwinds combined with seasonal slowness. While we are confident that our Communication segment will rebound starting from the June quarter, we expect this segment to trough in the March quarter.

With that, I will now turn the call over to Yifan for the guidance.

Yifan Liang: Guidance for the next quarter

As we look forward to the third quarter of fiscal year 2019, we expect:
•	Revenue to be between $109 million and $113 million.
•
Gross margin to be approximately 25.2% plus or minus 1%.  Non-GAAP gross margin is expected to be approximately 28.5% plus or minus 1%.  Non-GAAP gross margin excludes $0.5 million of estimated share-based compensation charge and $3.2 million of estimated production ramp-up costs relating to the Chongqing Joint Venture.

•
Operating expenses to be in the range of $32.3 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $25.2 million plus or minus $1 million.  Both GAAP and non-GAAP operating expenses include $3.1 million to $3.3 million of estimated expenses relating to our digital power controller team.  Non-GAAP operating expenses exclude an estimated share-based compensation charge of approximately $2.7 million and estimated pre-production expenses relating to the joint venture of $4.4 million.

•	Tax expense to be approximately $0.5 million to $0.7 million.
•
Loss attributable to noncontrolling interest to be around $4.8 million.  On a non-GAAP basis, excluding estimated pre-production expenses and production ramp-up costs relating to the joint venture, this item is expected to be approximately $0.6 million.

As part of our normal practice, we are not assuming any obligations to update this information.
With that, we will open up the floor for questioning.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, pre-production expenses of the Chongqing Joint Venture, production ramp up costs and annual revenue and growth objectives; statements regarding market segments, global brand name customers, diversification of products and new customers; expectation with respect to improvement in profit; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds and timeline for production and operation; seasonality of market segments; opportunities in the 5G market; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; expectation with respect to our digital power business; seasonality fluctuation in customer demand; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; the benefit of our share repurchase program; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level;  and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed by AOS on August 23, 2018. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.